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James B. Parsons*                                                                www.parsonslaw.biz                                           *Also admitted in Oregon and

jparsons@parsonslaw.biz                                                                                                                                   the Northern Mariana Islands

June 20, 2006

Board of Directors

Jurak Corporation World Wide, Inc.

Re: S-8 Issuance Opinion

To Whom It May Concern:

In my capacity as counsel for Jurak Corporation World Wide, Inc., a Minnesota corporation ("Jurak" or the "Company"), I have participated in the corporate proceedings relative to the authorization and issuance by the Company of a maximum of 5,000,000 shares of common stock pursuant to an Employee Stock Incentive Plan as set out and described in the Company's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"). I have also participated in the preparation of the Registration Statement.

Based upon the foregoing and upon my examination of originals (or copies certified to our satisfaction) of such corporate records of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied me by the Company, having regard for the legal considerations which I deem relevant, I opine that:

(1) The Company is a corporation duly organized and validly existing under the laws of the State of Minnesota;

(2) The Company has taken all requisite corporate action and all action required by the laws of the State of Minnesota with respect to the authorization, issuance and sale of common stock to be issued pursuant to the Registration Statement;

(3) A maximum of 5,000,000 shares of common stock, when issued and distributed pursuant to the Registration Statement, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to my firm in the Registration Statement.

Please contact me with any questions in this regard.

Very truly yours,

PARSONS LAW FIRM

/s/ James B. Parsons

James B. Parsons

JBP:aqs